Exhibit 5.01

Tara R. Duginske Assistant General Counsel Xcel Energy Services Inc. 414 Nicollet Mall, 401-8 Minneapolis, Minnesota 55401 Phone: 612.215.4582 Fax: 612.215.4544

May 16, 2024

Northern States Power Company

1414 West Hamilton Avenue

Eau Claire, Wisconsin 54701

Re:	$400,000,000 in Principal Amount of Northern States Power Company’s 5.65%

First Mortgage Bonds, Series due June 15, 2054

Ladies and Gentlemen:

I am Tara R. Duginske, Assistant General Counsel of Xcel Energy Services Inc., an affiliate of Northern States Power Company, a Wisconsin corporation (the “Company”). In that capacity, I and other attorneys in the Company’s law department have acted as counsel for the Company with respect to the issue and sale by the Company of $400,000,000 principal amount of 5.65% First Mortgage Bonds, Series due June 15, 2054, herein called the “Bonds.” The Bonds will be issued pursuant to the Company’s Indenture to U.S. Bank Trust Company, National Association as successor trustee (the “Trustee”) dated April 1, 1947, as supplemented and restated by the Company’s Supplemental and Restated Trust Indenture to the Trustee dated March 1, 1991 (the “Restated Indenture”), and as further supplemented by the Supplemental Trust Indenture to the Trustee dated as of May 13, 2024 (the “Supplemental Indenture”). The Restated Indenture, as previously supplemented and as supplemented by the Supplemental Indenture, is hereinafter referred to as the “Indenture”. The Bonds will be sold pursuant to the Underwriting Agreement, dated May 13, 2024 (the “Underwriting Agreement”), by and among the Company and BMO Capital Markets Corp. and KeyBanc Capital Markets Inc..

I, or other attorneys in the Company’s law department, have examined or are otherwise familiar with the Registration Statement on Form S-3 (File No. 333-278797-03) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, to effect the registration of the Bonds under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Bonds are to be issued, and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion letter.

Based on the foregoing and the assumptions that follow, I am of the opinion that:

1. The Public Service Commission of Wisconsin (the “PSCW”) has issued its order authorizing the issuance and sale of the Bonds and such order is final and in full force and effect.

Northern States Power Company

May 16, 2024

2. No further approval, authorization, consent, certificate or order of, or filing or registration with, any governmental body, pursuant to any Wisconsin or United States Federal statute, rule or regulation that is part of a regulatory scheme specifically applicable to business organizations engaged in the type of regulated business activities conducted by the Company or state law, is required in connection with the issuance and sale of the Bonds by the Company as provided in the Underwriting Agreement, except as may be required by state securities laws, except for post-issuance informational filings to be made with the PSCW, and except for recordings and filings to perfect the liens and security interests created by the Indenture.

I have assumed, for purposes of the opinions and views expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted as conformed or reproduction copies.

I express no opinion as to the laws of any other jurisdiction other than the laws of the State of Wisconsin and the federal laws of the United States of America, nor do I express any opinion concerning local laws, ordinances or regulations, tax laws or laws relating to the obligations of fiduciaries. The opinions herein expressed are limited to the specific issues addressed and to laws existing on the date hereof. By rendering this opinion, I do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof which may occur after the date hereof.

This opinion may be relied upon by Foley & Lardner LLP for the purposes of rendering that firm’s opinion that is an exhibit to the Company’s Current Report on Form 8-K referred to below.

I hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Northern States Power Company

May 16, 2024

Respectfully submitted,

By:	/s/ Tara R. Duginske
Tara R. Duginske